Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Executive Vice President and Chief Financial Officer

                Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES 2004 SECOND QUARTER

RESULTS AND 2004 GUIDANCE UPDATE

RADNOR, PA (PR Newswire) August 4, 2004 – Penn Virginia Corporation (NYSE:PVA) today announced its results for the three months ended June 30, 2004. Net income was $12.1 million, or $0.65 per diluted share, for the second quarter of 2004, which represents an 89 percent increase over the $6.4 million, or $0.35 per diluted share, reported for last year’s second quarter.

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	% Change	2004	2003	% Change
Revenues, in millions	$54.6	$43.7	25%	$110.2	$91.7	20%
Net income (1), in millions	$12.1	$6.4	89%	$22.2	$16.8	32%
Net income per share, diluted	$0.65	$0.35	86%	$1.21	$0.94	29%
Net cash provided by operating activities, in millions	$34.1	$29.1	17%	$58.6	$48.0	22%
Operating cash flow, non-GAAP (2), in millions	$36.6	$26.2	40%	$70.7	$54.4	30%

(1)	Included in net income for the six months ended June 30, 2003 is a gain of $1.4 million, or $0.08 per diluted share, related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”
(2)	See attached table “Reconciliation of Certain Non-GAAP Financial Measures” for a reconciliation of operating cash flow to net cash provided by operating activities.

Oil and Gas Segment Review

See the Company’s July 28, 2004 news release for a more detailed discussion of operating results for the oil and gas segment. Oil and gas operating income for the second quarter of 2004 was $18.0 million, up 61 percent from the $11.2 million reported for the same quarter of 2003. Highlights of quarter-to-quarter comparisons are as follows:

•	Oil and gas revenues increased by 18 percent to $35.5 million from $30.2 million in the second quarter of 2003. Increased oil and natural gas realized prices accounted for most of the $5.3 million increase. The average realized sale price for natural gas in the second quarter of 2004 was $6.13 per thousand cubic feet (Mcf), an increase of 15 percent from $5.33 per Mcf realized in 2003’s corresponding period. PVA realized $32.23 per barrel for its oil production, up 20 percent from $26.80 per barrel in 2003’s second quarter. The Company produced 5.9 billion cubic feet of natural gas equivalent (Bcfe), a one percent increase from the second quarter of 2003. Natural gas made up 90 percent of PVA’s quarterly oil and gas production.

•	Total oil and gas segment expenses decreased by eight percent to $17.5 million compared to $19.0 million in the second quarter of 2003. The decrease was primarily related to lower exploration expenses and production taxes.

•	Exploration expenses decreased to $1.8 million in the second quarter of 2004 from $3.7 million in the second quarter of 2003 primarily due to higher costs for seismic data acquisition and higher dry hole costs incurred in the second quarter of last year. These decreases were offset in part by increased unproved leasehold impairments due to expiring lease options in south Texas.

•	Taxes other than income in the second quarter of 2004 decreased to $2.1 million, or six percent of oil and gas revenues, from $2.5 million, or eight percent of oil and gas revenues, in the same quarter of last year, primarily due to increased production from horizontal coalbed methane (CBM) wells that are exempt from severance tax during the initial years of production and from relatively higher production in states with lower effective severance tax rates.

•	Depreciation, depletion, and amortization (DD&A) expense increased to $8.4 million, or $1.44 per Mcfe produced in the second quarter of 2004, from $7.8 million, or $1.34 per Mcfe produced in 2003’s second quarter. The increase in the DD&A rate per Mcfe was the result of a greater percentage of production coming from relatively higher cost horizontal CBM and Gulf Coast wells.

Oil and gas segment capital expenditures for the second quarter of 2004 totaled $35.3 million including $25.6 million to drill 45 (35.9 net) development and exploration wells, $0.8 million for the acquisition of seismic data and $8.9 million for lease acquisition and field projects. Oil and gas segment capital expenditures for 2004 are now expected to be between $115 and $120 million, up from a range of $110 to $115 million in the Company’s previous guidance. The increase is primarily due to increased drilling and pipeline construction expenditures to support horizontal CBM production in Appalachia and increased expenditures to expand the Company’s Cotton Valley program in east Texas and north Louisiana, offset in part by reduced exploration drilling expenditures in south Texas and south Louisiana. See the Guidance Table included in this release for additional information regarding 2004 capital expenditures.

Coal Royalty and Land Management Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Second quarter 2004 segment operating income was a record $9.6 million, or 55 percent higher than the $6.2 million reported in the second quarter of 2003. Primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were a record $17.5 million in the second quarter of 2004, a 43 percent increase over $12.2 million in the second quarter of 2003, due to increased tonnage mined on PVR’s properties and higher average royalties per ton. Coal production from PVR’s properties in the second quarter of 2004 was 7.9 million tons, a 20 percent increase over the 6.6 million tons produced in the second quarter of 2003. Significant increases in production from three leases on PVR’s Coal River property in West Virginia were the primary contributors. Average royalties per ton increased 19 percent to $2.21 in the second quarter of 2004 compared to $1.86 in the second quarter of 2003. The increase in average royalties per ton was primarily due to stronger market conditions for coal resulting in higher prices for coal sold be lessees and increased production from certain price-sensitive leases.

•	Other revenues increased to $1.1 million in the second quarter of 2004 compared to $0.8 million in the second quarter of 2003. The increase was primarily due to the start-up operations at two of PVR’s coal loading facilities in July 2003 and February 2004. Both facilities are located on PVR’s Coal River property.

•	Operating expenses increased to $2.0 million in the second quarter of 2004 from $0.8 million in the second quarter of 2003, primarily as a result of increased production from certain properties subleased from third parties by PVR, offset in part by lower maintenance costs on a property on which operating responsibility was assumed by the new lessee.

•	DD&A expense increased to $4.9 million in the second quarter of 2004 from $4.2 million in the second quarter of 2003, primarily as a result of increased coal production.

PVR’s capital expenditures during the second quarter of 2004 were $0.5 million and related primarily to final costs incurred on the new loadout facility that began production in the first quarter of 2004. Subsequent to June 30, 2004, PVR acquired a 50 percent interest in a joint venture formed with Massey Energy Company (NYSE:MEE) to own and operate end-user coal handling facilities. The purchase price to PVR was approximately $28.5 million and was funded through PVR’s credit facility.

PVR recently announced a four percent increase in its quarterly cash distribution, from $0.52 per unit ($2.08 annualized) to $0.54 per unit ( $2.16 annualized), to be paid on August 13, 2004 to unit holders of record as of August 4, 2004.

Capital Resources

At June 30, 2004, Penn Virginia had borrowed $63 million under its $150 million credit facility, which is expandable to $200 million at the Company’s option. PVR’s outstanding borrowings as of June 30, 2004 were $90.2 million, including $3.0 million of senior unsecured notes classified as current portion of long-term debt. The Company’s ratio of net debt to net debt plus shareholders’ equity was 39 percent as of June 30, 2004, an improvement from 42 percent at December 31, 2003. Including the minority interest in PVR as equity, the ratio as of June 30, 2004 was 26 percent compared to 28 percent at December 31, 2003.

Management Comment

Commenting on the quarter, A. James Dearlove, Penn Virginia President and CEO, said “Our strong operating results benefited from an almost unprecedented period of continued strong prices for natural gas, oil and coal, reflecting the value placed by the market on these important domestic natural resources. Our oil and gas business is focused on drill bit growth. Our development program has experienced outstanding success to date with horizontal CBM drilling in Appalachia, Cotton Valley drilling in east Texas and Selma Chalk drilling in Mississippi, along with follow-on development of several exploration successes along the Gulf Coast. Our 2004 production growth has been temporarily decreased by pipeline maintenance and system capacity-related production curtailments in Appalachia. To minimize future infrastructure constraints, later this year we expect to complete a 15-mile pipeline system to gather and deliver gas from our horizontal CBM-producing area. Another important part of our growth going forward is expected to be fueled by our active exploration drilling efforts in south Texas and south Louisiana during the second half of 2004, including drilling the first of several exploration prospects in our Fannett salt dome prospect in south Texas and continued exploration in our Bayou Sale field in south Louisiana.

“We continue to see strong coal market conditions, particularly in Appalachia. Through June 30, PVR has benefited from an improved coal pricing environment and increased production levels by its lessees, and we expect coal industry conditions to remain strong through the remainder of 2004. For that reason, PVR is increasing its coal production and royalty revenues guidance for the year. However, due to the expected interruption in production associated with the relocation of two longwall mining operations, which was reflected in PVR’s previous guidance, second half 2004 coal production and royalty revenues are expected to be lower than the first half of the year. PVR has continued to grow its coal services segment as demonstrated by the start-up of a new loadout facility in the first quarter of 2004 and its July 2004 investment in a joint venture with Massey Energy to own and operate end-user coal handling facilities. The recent four percent increase in PVR’s quarterly cash distribution reflects our confidence in the long-term outlook for the coal industry and in PVR’s ability to make accretive acquisitions, both in the coal and mid-stream oil and gas sectors.”

Guidance Update for 2004

See the 2004 Guidance Table included in this release for additional guidance estimates for the third quarter and full year 2004.

Conference Call

A conference call and webcast, at which management will discuss results and outlook for 2004, is scheduled for Thursday, August 5, 2004 at 3:00 p.m. EDT. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call. You can also participate via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until August 6, 2004 at 11:59 p.m. EDT by dialing 1-877-660-6853. Replay passcodes: Account number 1628 and Conference number 112369. An on-demand replay of the call will also be available at the Company’s website for 14 days beginning shortly after the call.

******

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE: PVR), PVA is also in the business of managing coal properties and related assets. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production by the Company, expected commencement dates and projected quantities of future coal production by lessees producing coal from reserves leased from PVR, costs and expenditures, as well as projected demand or supply, for coal and oil and natural gas, which will affect sales levels, prices and royalties realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company’s press releases and public periodic filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 11, 2004 and subsequently filed interim reports. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Production
Natural gas (MMcf)	5,294	4,860	11,053	9,788
Oil and condensate (Mbbl)	94	161	210	310
Total oil and natural gas production (MMcfe)	5,858	5,826	12,313	11,648
Coal royalty tons (000)	7,941	6,600	15,894	13,023

Prices
Natural gas ($/Mcf)	$6.13	$5.33	$6.01	$5.71
Oil and condensate ($/Bbl)	$32.23	$26.80	$31.04	$27.83
Coal royalties ($/ton)	$2.21	$1.86	$2.16	$1.82

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues
Natural gas	$32,444	$25,904	$66,408	$55,904
Oil and condensate	3,030	4,314	6,518	8,627
Coal royalties	17,517	12,247	34,377	23,698
Coal services	942	546	1,726	1,039
Timber	142	193	295	749
Other	494	499	871	1,702

	54,569	43,703	110,195	91,719

Expenses
Lease operating	5,469	4,282	10,313	7,873
Exploration	1,835	3,712	7,395	7,962
Taxes other than income	2,464	2,995	5,494	6,068
General and administrative	5,749	5,897	11,431	11,838
Depreciation, depletion and amortization	13,387	12,010	27,543	24,358

	28,904	28,896	62,176	58,099

Operating Income	25,665	14,807	48,019	33,620

Other Income (Expense)
Interest expense	(1,464)	(1,521)	(2,854)	(2,457)
Interest and other income	258	211	532	650

Income from operations before minority interest, income taxes and effect of change in accounting principle	24,459	13,497	45,697	31,813

Minority interest in Penn Virginia Resource Partners, L.P.	4,695	2,823	9,198	5,842
Income tax expense	7,684	4,312	14,277	10,486

Income from operations before cumulative effect of change in accounting principle	12,080	6,362	22,222	15,485

Cumulative effect of change in accounting principle	—	—	—	1,363

Net Income	$12,080	$6,362	$22,222	$16,848

Per Share Data
Income before cumulative effect of change in accounting principle, basic	$0.66	$0.35	$1.22	$0.86
Cumulative effect of change in accounting principle, basic	—	—	—	0.08

Net income per share, basic	$0.66	$0.35	$1.22	$0.94

Income before cumulative effect of change in accounting principle, diluted	$0.65	$0.35	$1.21	$0.86
Cumulative effect of change in accounting principle, diluted	—	—	—	0.08

Net income per share, diluted	$0.65	$0.35	$1.21	$0.94

Weighted average shares outstanding, basic	18,293	17,952	18,230	17,928
Weighted average shares outstanding, diluted	18,479	18,094	18,396	18,042

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets	$55,781	$51,905
Net property and equipment	648,994	625,803
Other assets	5,173	6,025

Total assets	$709,948	$683,733

Liabilities and Shareholders’ Equity
Current liabilities	$33,062	$33,242
Long-term debt	63,000	64,000
Long-term debt of Penn Virginia Resource Partners, L.P.	87,208	90,286
Other liabilities and deferred taxes	102,954	94,049
Minority interest in Penn Virginia Resource Partners, L.P.	190,150	190,508
Shareholders’ equity	233,574	211,648

Total liabilities and shareholders’ equity	$709,948	$683,733

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30
	2004	2003	2004	2003
Operating Activities
Net income	$12,080	$6,362	$22,222	$16,848
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	13,387	12,010	27,543	24,358
Minority interest in Penn Virginia Resource Partners, L.P.	4,695	2,823	9,198	5,842
Cumulative effect of change in accounting principle	—	—	—	(1,363)
Deferred income taxes	4,423	3,498	6,964	6,135
Dry hole and leasehold amortization	964	1,080	2,646	1,608
Other	1,086	449	2,136	955

	36,635	26,222	70,709	54,383
Changes in operating assets and liabilities	(2,580)	2,914	(12,110)	(6,414)

Net cash provided by operating activities	34,055	29,136	58,599	47,969

Investing Activities
Additions to property and equipment	(34,114)	(25,610)	(49,629)	(75,107)
Other	95	145	623	311

Net cash used in investing activities	(34,019)	(25,465)	(49,006)	(74,796)

Financing Activities
Dividends paid	(2,060)	(2,025)	(4,111)	(4,038)
Distributions paid to minority interest holders	(5,351)	(5,329)	(10,779)	(9,253)
Net proceeds from (repayments of) PVA borrowings	8,000	5,367	(1,000)	37,315
Net proceeds from (repayments of) PVR borrowings	(1,000)	—	(1,000)	1,613
Payments for debt issuance costs	—	—	—	(1,419)
Issuance of stock	1,863	703	3,803	1,184

Net cash provided by (used in) financing activities	1,452	(1,284)	(13,087)	25,402

Net decrease in cash and cash equivalents	1,488	2,387	(3,494)	(1,425)
Cash and cash equivalents-beginning balance	13,026	9,529	18,008	13,341

Cash and cash equivalents-ending balance	$14,514	$11,916	$14,514	$11,916

Noncash Investing and Financing Activities
Issuance of PVR units for acquisition	$—	$4,969	$1,060	$4,969

PENN VIRGINIA CORPORATION

SECOND QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per Mcfe) *
Three months ended June 30, 2004

Production
Oil and gas (MMcfe)	5,858
Natural gas (MMcf)	5,294
Crude oil (Mbbl)	94
Coal royalty tons (thousands of tons)			7,941

Revenues
Natural gas	$32,444	$6.13	$—	$—	$32,444
Oil and condensate	3,030	32.23	—	—	3,030
Coal royalties	—		17,517	—	17,517
Coal services	—		942	—	942
Timber	—		142	—	142
Other	44		131	319	494

	35,518	6.06	18,732	319	54,569

Expenses
Lease operating	3,271	0.56	2,048	150	5,469
Exploration	1,835	0.31	—	—	1,835
Taxes other than income	2,147	0.37	230	87	2,464
General and administrative	1,823	0.31	1,986	1,940	5,749
Depreciation, depletion and amortization	8,426	1.44	4,852	109	13,387

	17,502	2.99	9,116	2,286	28,904

Operating Income	$18,016	$3.07	$9,616	$(1,967)	$25,665

Additions to property and equipment	$33,614		$463	$37	$34,114

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per Mcfe) *
Three months ended June 30, 2003

Production
Oil and gas (MMcfe)	5,826
Natural gas (MMcf)	4,860
Crude oil (Mbbl)	161
Coal royalty tons (thousands of tons)			6,600

Revenues
Natural gas	$25,904	$5.33	$—	$—	$25,904
Oil and condensate	4,314	26.80	—	—	4,314
Coal royalties	—		12,247	—	12,247
Coal services	—		546	—	546
Timber	—		193	—	193
Other	(10)		295	214	499

	30,208	5.19	13,281	214	43,703

Expenses
Lease operating	3,294	0.57	839	149	4,282
Exploration	3,656	0.63	56	—	3,712
Taxes other than income	2,478	0.43	293	224	2,995
General and administrative	1,724	0.30	1,727	2,446	5,897
Depreciation, depletion and amortization	7,818	1.34	4,150	42	12,010

	18,970	3.27	7,065	2,861	28,896

Operating Income	$11,238	$1.92	$6,216	$(2,647)	$14,807

Additions to property and equipment	$25,173		$177	$260	$25,610

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

YEAR TO DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per Mcfe) *
Six months ended June 30, 2004

Production
Oil and gas (MMcfe)	12,313
Natural gas (MMcf)	11,053
Crude oil (Mbbl)	210
Coal royalty tons (thousands of tons)			15,894

Revenues
Natural gas	$66,408	$6.01	$—	$—	$66,408
Oil and condensate	6,518	31.04	—	—	6,518
Coal royalties	—		34,377	—	34,377
Coal services	—		1,726	—	1,726
Timber	—		295	—	295
Other	73		297	501	871

	72,999	5.93	36,695	501	110,195

Expenses
Lease operating	6,216	0.50	3,797	300	10,313
Exploration	7,395	0.60	—	—	7,395
Taxes other than income	4,959	0.40	514	21	5,494
General and administrative	3,617	0.29	3,959	3,855	11,431
Depreciation, depletion and amortization	17,708	1.44	9,621	214	27,543

	39,895	3.23	17,891	4,390	62,176

Operating Income	$33,104	$2.70	$18,804	$(3,889)	$48,019

Additions to property and equipment	$48,693		$867	$69	$49,629

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per Mcfe) *
Six months ended June 30, 2003

Production
Oil and gas (MMcfe)	11,648
Natural gas (MMcf)	9,788
Crude oil (Mbbl)	310
Coal royalty tons (thousands of tons)			13,023

Revenues
Natural gas	$55,904	$5.71	$—	$—	$55,904
Oil and condensate	8,627	27.83	—	—	8,627
Coal royalties	—		23,698	—	23,698
Coal services	—		1,039	—	1,039
Timber	—		749	—	749
Other	225		1,036	441	1,702

	64,756	5.56	26,522	441	91,719

Expenses
Lease operating	5,899	0.51	1,674	300	7,873
Exploration	7,901	0.68	61	—	7,962
Taxes other than income	5,082	0.44	589	397	6,068
General and administrative	3,519	0.30	3,538	4,781	11,838
Depreciation, depletion and amortization	15,921	1.37	8,368	69	24,358

	38,322	3.30	14,230	5,547	58,099

Operating Income	$26,434	$2.26	$12,292	$(5,106)	$33,620

Additions to property and equipment	$73,324		$1,446	$337	$75,107

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$34,055	$29,136	$58,599	$47,969

Adjustments:
Changes in operating assets and liabilities	2,580	(2,914)	12,110	6,414

Operating cash flow	$36,635	$26,222	$70,709	$54,383

Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the third quarter and full year 2004.

	Actual			Guidance
	First Quarter 2004	Second Quarter 2004	Year to Date 2004	Third Quarter 2004				Full Year 2004
Oil & Gas Segment:
Production:
Natural gas production (Bcf) - See Note a	5.8	5.3	11.1		4.8	—	5.3		22.9		—	24.0
Oil production (Mbbl) - See Note b	116	94	210		95	—	105		429		—	450
Equivalent production (Bcfe)	6.5	5.9	12.4		5.4	—	5.9		25.5		—	26.7
Equivalent daily production (MMcfe)	70.9	64.4	67.9		59.1	—	65.3		69.7		—	73.0

Expenses:
Lease operating ($ per Mcfe)	$0.46	$0.56	$0.50		$0.57	—	0.63		$0.47		—	0.52
Exploration ($ millions)	$5.6	$1.8	7.4		$13.2	—	14.6		$25.5		—	28.1
Taxes other than income (% of oil & gas revenue)	7.5%	6.1%	6.8%		7.2%	—	8.0%		6.7%		—	7.4%
General and administrative ($ millions)	$1.8	$1.8	$3.6		$2.1	—	2.4		$7.7		—	8.5
Depreciation, depletion and amortization ($ per Mcfe)	$1.44	$1.44	$1.44		$1.44	—	1.59		$1.41		—	1.55

Coal Land Management Segment (PVR):
Coal royalty tons (millions)	8.0	7.9	15.9		6.6	—	7.3		29.0		—	30.0
Revenues:
Coal royalties	$16.9	$17.5	$34.4		$14.5	—	16.1		$63.8		—	66.0
Coal services	$0.8	$0.9	$1.7		$0.7	—	0.8		$3.2		—	3.4
Timber and other	$0.3	$0.3	$0.6		$0.5	—	0.7		$1.8		—	2.4

Expenses:
Operating	$1.7	$2.1	$3.8		$1.4	—	1.9		$6.2		—	6.8
Taxes other than income	$0.3	$0.2	$0.5		$0.2	—	0.3		$1.0		—	1.1
General and administrative	$2.0	$2.0	$4.0		$1.9	—	2.2		$7.9		—	8.3
Depreciation, depletion and amortization	$4.8	$4.8	$9.6		$3.9	—	4.4		$17.6		—	18.3
Interest expense:
Average long-term debt outstanding	$92.2	$91.3	$91.8	$		120.0		$			106.0
Net interest rate assumed	4.6%	5.0%	4.8%			5.3%					5.5%

Corporate and Other:
General and administrative	1.9	1.9	3.9		$1.9	—	2.1		$7.5		—	8.3
Interest expense:
Average long-term debt outstanding	$61.0	$56.5	$59.0		$63.0	—	73.0		$62.4		—	69.0
Net interest rate assumed	3%	3%	3%			3%					3%
Percentage capitalized - see Note c	100%	100%	100%		90%	—	100%		90%		—	100%
Minority interest in PVR									see Note	d
Income tax rate - see Note e	39%	39%	39%			40%					40%

Capital Expenditures:
Development drilling	$11.8	$23.3	$35.1		$17.1	—	18.9		$62.3		—	64.9
Exploratory drilling	$1.7	$2.3	$4.0		$10.2	—	11.3		$18.2		—	19.0
Seismic	$3.9	$0.8	$4.7		$2.8	—	3.1		$10.2		—	10.6
Lease acquistion and field projects	$2.8	$8.9	$11.7		$8.5	—	9.4		$24.3		—	25.3
Total Oil & Gas Capital Expenditures	$20.2	$35.3	$55.5		$38.6	—	42.6		115.1		—	119.9
Coal land management projects	$0.4	$0.5	$0.9		$28.5	—	29.0		$29.5		—	30.0

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a - The Company’s natural gas hedging positions are summarized below:

	Costless Collars			Swaps
	MMBtu Per Day	Price / MMBtu		MMBtu Per Day	Price /MMBtu
		Floor	Ceiling
Third Quarter 2004	20,500	$4.05	$6.12	1,367	$4.70
Fourth Quarter 2004	19,837	$4.13	$6.54	1,234	$4.70
First Quarter 2005	16,656	$4.18	$6.80	379	$4.70
Second Quarter 2005	13,330	$4.45	$6.61	—	—
Third Quarter 2005	13,000	$4.69	$6.71	—	—
Fourth Quarter 2005	12,000	$5.00	$9.28	—	—
First Quarter 2006 (January)	12,000	$5.00	$9.28	—	—

The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any, that may be hedged.

b -	The Company’s oil hedging positions are summarized below:

	Swaps
	Barrels Per Day	Price /Barrel
Third Quarter 2004	488	$30.36
Fourth Quarter 2004	482	$30.41
First Quarter 2005 (January)	400	$30.13

c -	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

d -	Penn Virginia owns 44.5 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest reflects the remaining 55.5 percent owned by parties other than Penn Virginia.

e -	Deferred federal and state income taxes are expected to comprise approximately 50% to 60% of the Company’s income tax expense.